Exhibit 10.74

English Translation

Shenzhen 7Road Technology Co., Ltd.

(as Service Receiver)

and

Shenzhen 7Road Network Technologies Co., Ltd.

(as Service Provider)

Services and Maintenance Agreement

June 26, 2012

TABLE OF CONTENTS

1.	Definition	3

2.	Commission	4

3.	Scope of Integrated Service	4

4.	Authorization	5

5.	Payment and Settlement of Integrated Service Fee	6

6.	Party A’s Promises	7

7.	Party B’s Promises	8

8.	Tax	9

9.	Representations and Warrants	9

10.	Breach of Contract	9

11.	Force Majeure	10

12.	Termination	10

13.	Governing Law and Dispute Resolution	11

14.	Notice	11

15.	Confidentiality	12

16.	Miscellaneous	12

Service and Maintenance Agreement

This Services and Maintenance Agreement (“Agreement”) is entered into by and between following two parties as of June 26, 2012 in Shenzhen, People’s Republic of China (“PRC” or “China”):

(1)	Shenzhen 7Road Technology Co., Ltd., with its registered address of 8-9F, Matsunichi Hi-Tech Building, 9996 Shennan Boulevard, Nanshan District, Shenzhen and its legal representative of Tao Wang (“Party A”); and

(2)	Shenzhen 7Road Network Technologies Co., Ltd., with its registered address of 7F, Matsunichi Hi-Tech Building, 9996 Shennan Boulevard, Nanshan District, Shenzhen and its legal representative of Wang Tao (“Party B”).

(In this Agreement, Party A and Party B are called collectively as the “Parties” and respectively as “Party” or “Other Party”)

WHEREAS:

1.	Party A is a liability company duly incorporated under the People’s Republic of China (“PRC”) law, and is approved to engage in online game development and operation.

2.	Party B is a foreign-owned company duly incorporated under the PRC law, and has experience and human resources with respect to research and development of online game technology, marketing and day to day operation and maintenance of online game facilities and system.

3.	Party A intends to retain Party B to provide operation consulting and maintenance services related to online games, and Party B agrees to provide Party A with such relevant services.

NOW, THEREFORE, after friendly consultations between both Parties, it is hereby agreed as follows:

1.	Definition

Unless otherwise provided herein, the following terms as used in this Agreement shall have the meanings set forth below:

1.1	“Online Game” refers to Internet online games operated by Party A during the cooperation term, including but not limited to DDTank.

1.2	“Online Game Facilities and System” refers to the hardware facilities and software systems purchased by Party A or Party B related to the online game business, including but not limited to servers, computers and application software.

1.3	“Market Promotion Service” refers to market promotion services related to online game that are provided by Party B to Party A pursuant to this Agreement, and the purpose of these services is to raise brand recognition of Party A and its online games and expand the player base of Party A’s online games.

1.4	“Operation and Maintenance Service” refers to operation and maintenance services provided by Party B to Party A related to the online game facilities and systems.

1.5	“Integrated Service” refers to the consulting service, market promotion service and operation and maintenance service.

1.6	“Integrated Service Fee”: refers to the fees and expenses payable by Party A to Party B under Article 5.1 herein for the provision of Integrated Service by Party B under Article 3.

1.7	“Cooperation Term” refers to the term starting on December 1, 2011 and ending on the date that Party A or Party B ceases its operations or on such earlier termination date agreed upon in writing by both parties.

1.8	“Prudent Industry Practice” refers to those practices in the operation, maintenance and management of online game facilities and systems to meet requirements in terms of security, efficiency, cost-effectiveness and reliability and other requirements of manufacturers or developers, that are widely recognized and followed by enterprises in the same industry as Party B, which practices may change from time to time.

2.	Commission

Party A hereby appoints Party B as Party A’s provider of Integrated Service; Party B accepts such commission by Party A and agrees to provide the Integrated Service in accordance with the terms and conditions of this Agreement.

3.	Scope of Integrated Service

3.1	During the Cooperation Term, Party B shall, in loyal and efficient manner, provide to Party A the following exclusive and sole consultation and Market Promotion Service:

3.1.1	to design market promotion plans for Party A’s online game business subject to market practices;

3.1.2	to implement market promotion plans contemplated by Section 3.1.1;

3.1.3	to identify, communicate and negotiate with domestic and oversea operators of Party A’s online games;

3.1.4	to coordinate and handle the matters of Party A’s online game business, which involve third parties.

3.2	During the Cooperation Term, Party B shall, in loyal and efficient manner, provide to Party A the following Operation and Maintenance Service:

3.2.1	to purchase required hardware facilities and software systems from appropriate suppliers in accordance with the requisite for providing service to Party A;

3.2.2	to be responsible for the daily operation and maintenance of online game facilities and system according to Prudent Industry Practice and the operation procedures approved by both Parties;

3.2.3	to be responsible for the maintenance such as daily inspection, examination and repair, of the online game facilities and system;

3.2.4	to manage the coordination, communication and commercial negotiation with IDC service providers.

3.3	In addition to the services provided in Clauses 3.1 and 3.2, Party B should also provide other Market Promotion Service and Operation and Maintenance Service as requested by Party A.

4.	Authorization

4.1	As permitted by law, to ensure the efficient provision of the Integrated Service by Party B, Party A irrevocably authorizes Party B (and its designated agent or an agent of such designated agent) as Party A’s agent to represent Party A on behalf of Party A or in other manner (at the agent’s discretion):

4.1.1	to handle any matters under this Agreement that Party A is obligated to perform, but have not been performed by Party A; and

4.1.2	to execute all necessary documents and perform all necessary acts and things in order for Party B to fully exercise any or all of its powers authorized under this Agreement.

4.2	If necessary, Party A may issue a separate power of attorney to Party B regarding certain matters upon Party B’s request at any time.

4.3	Party A shall confirm and ratify any and all actions taken or contemplated actions to be taken by agents pursuant to this Agreement.

5.	Payment and Settlement of Integrated Service Fee

5.1	In consideration of the Integrated Service provided by Party B to Party A, Party A shall pay Party B the Integrated Service Fee equal to the amount of the cost of each of following items plus 10% of such cost:

5.1.1	The wages, salaries and welfare of the following personnel of Party B who provide services to Party A:

(a)	system operation management personnel of online game;

(b)	customer service stuff;

(c)	online game testing personnel;

(d)	personnel for marketing and business development.

5.1.2	The purchase price of any outsourcing softwares, servers, computers or other electronic equipments paid by Party B in order to provide services to Party A. The above expenses shall be paid under the depreciation method based on allocations according to Chinese accounting principle and relevant regulations of tax law.

5.1.3	The expense for renting the bandwidth and IDC escrow fee paid by Party B to the Internet access service provider for providing services to Party A. Party B shall not enter into agreements with Internet access service provider to determine the bandwidth rental and IDC escrow fees without Party A’s prior approval.

5.1.4	The rent of offices and decoration fee (including furniture) of offices paid by Party B for providing services to Party A. Both Parties agree that office rental and remodeling fee shall be determined as the product of (x) the proportion between the number of employee who provide services to Party A pursuant to Clause 5.1.1 and the total number of Party B’s employee and (y) the total expenses of the rental and remodeling fee. Among other things, the remodeling fee shall be paid based on monthly allocation, and calculated in accordance with Chinese accounting principle and relevant regulations of tax law.

5.1.5	The advertising fee and Market Promotion Service fee paid by Party B for promoting Party A’s products.

5.1.6	Other reasonable expenses in connection with business operation incurred by Party B’s personnel while providing services to Party A, including but not limited to traveling, transportation, telephone and mailing expenses.

5.1.7	The expense incurred by Party B’s logistics support department, including wages, salaries and welfare of the logistics personnel and other reasonable expenses in connection with its operation. The expense shall be calculated as 50% of its total actual expense incurred.

The Parties agree that Party B reserve the right to adjust the aforementioned fees. Party B shall give written notice to Party A and no further consent from Party A will be required, if Party B decide to adjust the above said fees. Party A shall pay the fee as adjusted for the following month settlement upon receiving the notice.

5.2

Party B shall submit a notice of the amount of Integrated Service fee calculated according to Clause 5.1 to Party A before the 20th day of the preceding month. Party A shall pay the Integrated Service fee to the bank account designated by Party B within 30 days after the notice being sent.

5.3	If any of Party A’s payment under this Agreement is delayed, Party A shall pay a penalty for deferred payment to Party B pursuant to this Agreement. The penalty shall be 0.04% per day, which is calculated daily from the payment date until the date on which Party B receives all payment (including the penalty).

6.	Party A’s Promises

Party A agrees and undertakes during the Cooperation Term:

6.1	Party A shall, upon reasonable requests by Party B from time to time, allow Party B or the person designated by it to review and obtain the financial report, financial statement or other material with regard to Party A’s financial status, business and operation;

6.2	Upon requests from Party B, Party A shall provide all materials and information required for the service provided by Party B, and ensure such materials and information are true and complete;

6.3	Party A shall obtain all government approvals, permits and licenses related to the projects and other business operated at its own expense and maintain their full effectiveness ;

6.4	If Party A acknowledges any event of default, it shall promptly notify Party B of any event of default, and provide Party A with the detailed information regarding any measures to remedy or alleviate the effect of such event and protect Party B’s interests;

6.5	During the Cooperation Term, Party A shall comply with terms and conditions of this Agreement; and Party A shall not cause or permit the operation of the online game business in any manner which may violate the PRC laws or regulations;

6.6	Party A shall pay any due debt and damages, or cause the payment of these debts to be settled or paid;

6.7	Party A shall pay in due course any registration fees, taxes, fines, penalties or their interest payables in accordance with laws;

6.8	Party A shall provide Party B with all agreements with respect to relative projects upon Party B’s reasonable requests from time to time, and maintain relevant, accurate, complete and updated records.

6.9	Party A shall not appoint any third party to provide any or all services hereunder unless it is approved by the board of Party B, and with the board’s written consent.

7.	Party B’s Promises

Party B agrees and undertakes during the Cooperation Term:

7.1	Party B shall obtain all government approvals, permits and licenses in order to provide the Integrated Service and maintain their full effectiveness;

7.2	If Party B acknowledges any event of default, it shall promptly notify Party A of any event of default, and provide Party B with the detailed information regarding any measures to remedy or alleviate the effect of such event and protect Party A’s interests;

7.3	During the Cooperation Term, Party B shall comply with terms and conditions of this Agreement; and would not provide the Integrated Service in any manner which may violate PRC laws or regulations;

7.4	Party B shall employ sufficient and qualified employees to perform the duties in connection with the provision of the Integrated Service. Party B shall guarantee its employees will provide services to Party A in a loyal and efficient manner;

7.5	Party B shall develop detailed management and Integrated Services procedures in accordance with Prudent Industry Practice. Party B shall also establish, record and maintain the data and files related to outsourcing management and the Integrated Services;

7.6	Party B shall establish and maintain accurate, complete and updated records related to the provision of the Integrated Service.

8.	Tax

8.1	Both Parties agree each Party shall pay taxes incurred by performing this Agreement in accordance with PRC laws and regulations.

8.2	Both Parties shall pay their respective expenses relevant to this Agreement.

9.	Representations and Warrants

Each Party represents and warrants to other Party upon the execution of this Agreement:

9.1	This Party has all power and authorization to execute this Agreement and perform the obligation hereunder;

9.2	The provisions of this Agreement constitute legal, valid and binding obligations to this Party;

9.3	The execution of this Agreement and performance of its duties hereunder will not violate or conflict with the terms, provision or condition of its articles of association or other documents, or cause the violation or default of above terms, provisions or conditions.

10.	Breach of Contract

10.1	Both Parties shall perform this Agreement in good faith. Unless otherwise provided herein, any Party who breaches the contract shall bear the liabilities for breach of contract pursuant to this Agreement and applicable laws.

10.2	Both Parties agree and confirm, during the Cooperation Term, the request for compensation and actual performance are all remedies titled to the non-defaulting Party; the non-defaulting Party shall waive the right to terminate this Agreement due to the breach of contract by the defaulting Party in any circumstance during the Cooperation Term.

10.3	Notwithstanding the other provisions hereof, the effect of Article 10 shall not be affected by the termination of this Agreement.

11.	Force Majeure

Force majeure under this Agreement refers to the disasters, wars, political events, changes of laws, regulations and state policies. If the force majeure influences directly impacts the performance of this Agreement on either or both Parties, this affected Party shall promptly inform the other Party and its authorized appointee the circumstances of the event, and shall furnish a certificate with detailed information about the force majeure event and the reason for failing or delaying to perform this Agreement fully or partially (such certificate shall be issued by the local notary authority where the force majeure occurs) within 15 days. Both Parties will consult with each other to determine the performance of this Agreement to the extent affected by the force majeure event and shall further decide whether the failure, delay to perform this Agreement fully or partially by the Party affected from the force majeure would be agreed.

12.	Termination

12.1	This Agreement may only be terminated under following circumstances:

12.1.1	The terminate of this Agreement agreed by both Parties;

12.1.2	The expiration of the Cooperation Term; or

12.1.3	Failure of performance of this Agreement due to a force majeure event.

12.2	Rights and Obligations of Both Parties upon Termination:

12.2.1	If this Agreement is terminated in accordance to Article 12.1.1, rights and obligations of both Parties shall be determined in accordance with the termination agreement entered into by both Parties;

12.2.2	If this Agreement is terminated in accordance to Article 12.1.2, both Parties shall promptly settle according to the annual settlement provision under this Agreement; or

12.2.3	If this Agreement is terminated in accordance to Article 12.2.3, both Parties shall settle promptly according to the annual settlement provision under this Agreement and Neither Party shall be liable to the other Party upon settlement of liability, except for breach of contract before the occurrence of the force majeure event.

13.	Governing Law and Dispute Resolution

13.1	This Agreement shall be governed by and construed under the PRC laws which has been promulgated and been available in public, but if the promulgated and available PRC laws have no stipulation for the relevant matters, it shall refer to the general international commercial practice.

13.2	If any dispute arises out of or in connection with this Agreement, the Parties hereto shall first settle such dispute through friendly negotiations.

13.3	Should the disputes fail to be settled through negotiations within 60 days after one party notifies the other party of dispute matters, each Party may submit such dispute to the China International Economic and Trade Arbitration Commission Shanghai Commission for arbitration in Shanghai according to its then applicable arbitration rules. The arbitration award shall be final and binding upon all the Parties.

14.	Notice

Unless otherwise specified, any notifications or correspondences sent by either Party to the other pursuant to this Agreement shall be in writing and shall be delivered personally, sent by mail or via facsimile transmission to the address set forth below, or such other addressees specified by the relevant party from time to time. The effective date of the notice is be determined as follows: (a) a notice delivered personally is deemed duly served upon delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with prepaid postage has been sent out (as is shown on the postmark), or the fourth (4th) day after it is delivered to an internationally recognized courier service; and (c) a notice sent by facsimile transmission is deemed duly served as of the receipt time shown on the transmission confirmation:

Party A:	Shenzhen 7Road Technology Co., Ltd.
Address: 8-9F, Matsunichi Hi-Tech Building, No. 9996, Shennan Boulevard, Nanshan District, Shenzhen
Post Code: 518057

Party B:	Shenzhen 7Road Network Technologies Co., Ltd.
Address: 7F, Matsunichi Hi-Tech Building, No. 9996, Shennan Boulevard, Nanshan District, Shenzhen
Post Code: 518057

15.	Confidentiality

15.1	The Parties acknowledge and confirm all oral and written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the secrecy and confidentiality of these materials. Without the written consent of the other Parties, no Party shall disclose to any third party such materials, except under the following circumstances:

(a)	The materials are, or soon to be, public information (but disclosure cannot be by the Party receiving the information);

(b)	The materials are required to be disclosed under applicable laws or the rules or provisions of a stock exchange; or

(c)	Where documents are disclosed by any Party to its legal or financial counsel for the purpose of the transactions described by this Agreement, said counsel shall also maintain confidentiality. Any disclosure by employees or agencies employed by any Party shall be deemed as disclosure by such Party and shall assume the liabilities for breach of contract pursuant to this Agreement.

15.2	Upon termination of this Agreement, one Party shall return all documents, materials or software containing confidential information upon the request of the other Party, and shall cease to use such confidential information.

15.3	Notwithstanding other provisions of this Agreement, the effect of Article 15 will not be affected by the termination of this Agreement.

16.	Miscellaneous

16.1	This Agreement shall become effective upon it is signed and sealed by both Parties.

16.2	Any amendment, waiver, cancellation or termination made to any provision of this Agreement shall be in written, which shall take effect upon the execution by the Parties.

16.3	This Agreement hereto constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Agreement, and supersedes any prior intent, representation and understanding, and shall only be modified or revised with the written consent of authorized representatives of the Parties.

16.4	Each Party’s failure to exercise or delay in exercising any right under this Agreement shall not be deemed as a waiver, and shall not affect the future exercise of such rights.

16.5	If any provision of this Agreement is judged by a competent court or arbitration authority as invalid, illegal or non-enforceable, and the validity, legality and enforceability of any other provisions of this Agreement shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or unenforceable provisions and modify these provisions, to the extent of the original intent, until they are valid, effective and enforceable regarding to the said facts and situation.

16.6	All provisions of this Agreement are severable. If any provision of this Agreement turns out to be as invalid, illegal or non-enforceable, and the validity, legality and enforceability of any other provisions of this Agreement hereof shall not be affected or impaired in any way.

16.7	The original copy is in 4 copies; each party holds 2 copies respectively.

(No Text Below)

IN WITNESS THEREFORE, the Parties hereof have caused this Agreement to be executed by their respective authorized representative as of the date first written above for mutual observance.

(Only for signatures, Signature page for Services and Maintenance Agreement)

Party A: Shenzhen 7Road Technology Co., Ltd.

Legal Representative: /s/ Tao Wang

Party B: Shenzhen 7Road Network Technologies Co., Ltd.

Legal Representative: /s/ Tao Wang